CONSENT OF INDEFENDENT ACCOUNTANTS


We consent to the incorporation by reference into (A) the Registration Statements on Forms S-8 (Commission File Nos. 33-80967, 33-93884, 33-93882, 33-86362, 333-29753 and 333-29773) of Storage USA, Inc.; (B) the Registration Statements on Forms S-3 (Commission File Nos. 333-10903, 333-4556, 33-80965, 33-98142, 33-93886, 33-91302, 333-25821, 333-21991 and 333- 31145) of Storage
USA, Inc.; and (C) the Registration Statements on Forms S-3 (Commission File Nos. 333-3344 and 333-2199l) of SUSA Partnership, L. P. of our report dated February 17, 1998, on our audit of the Historical Summaries of Combined Cross Revenue and Direct Operating Expenses of the Acquired Facilities for the year ended December 31,1996, which report is included in this Form 8-K/A.






COOPERS & LYBRAND L.L.P.

Baltimore, Mary1and
February 17, 1998